Amended and Restated
Services Agreement

This Amended and Restated Services Agreement is made as of the 1st day of May, 2010, by and between MADISON ASSET MANAGEMENT, LLC, a Wisconsin limited liability company having its principal place of business in Madison, Wisconsin ("MAM"), and the MEMBERS MUTUAL FUNDS, a Delaware business trust (the "Trust").

The parties hereto, intending so to be legally bound, agree with each other as follows:

1. Provision of Services. MAM hereby undertakes to provide the Trust directly or to arrange for other qualified persons to provide the Trust with all operational support services the Trust requires in the conduct of its business, to the extent which MAM (or any other person), acting as the Trust's investment advisor, has not undertaken to provide such services. Subject to any specific exclusions identified in other sections of this Agreement, such services shall include, without limitation, the functions of shareholder servicing agent and transfer agent, custodial services, dividend disbursing services, bookkeeping and portfolio accounting services, registration fees and legal expenses, the handling of telephone inquires, cash withdrawals and other customer service functions (including processing and monitoring wire transfers), and providing to the Trust appropriate supplies, equipment and ancillary services necessary to the conduct of its affairs. Such services may also include providing or arranging for and making reimbursable expenditures with respect to any activities intended to be financed by the Trust pursuant to its Plan of Distribution. The Trust hereby engages MAM to provide it with such services.

2. Scope of Authority. MAM shall be at all times, in the performance of its functions hereunder, subject to any direction and control of the Trustees of the Trust and of its officers, and to the terms of its Declaration of Trust and By-Laws, except only that it shall have no obligation to provide to the Trust any services that are clearly outside the scope of those contemplated in this Agreement. In the performance of its duties hereunder, MAM shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable. It may contract with other persons to provide to the Trust any of the services contemplated herein under such terms as it deems reasonable and shall have the authority to direct the activities of such other persons in the manner it deems appropriate.

3. Other Activities of MAM. MAM and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others services similar to those to be rendered to the Trust hereunder; and MAM or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or Trustee thereof if properly elected, or to enter into any other relationship with the Trust approved by the Trustee and in accordance with law.

MAM agrees that it will not deal with the Trust in any transaction in which MAM acts as a principal, except to the extent as may be permitted by the terms of this Agreement. The records MAM maintains on behalf of the Trust are the sole property of the Trust and will be surrendered promptly to the Trust upon its request pursuant to Rule 31a-3 of the Investment Company Act of 1940.

4. Compensation to MAM and Independents. MAM shall have no responsibility hereunder to bear at its own expense any costs or expenses of the Trust except to the extent provided in this Agreement.

(a) The Trust shall pay directly its expenses for compensation of the Trust’s independent Trustees and its independent registered public accountants ("Independent Expenses"). The Trust shall accrue for its Independent Expenses daily and pay such expenses when due. In addition to paying its Independent Expenses directly, the Trust shall pay to MAM a fee per annum (reduced as provided in paragraph (b) below) for all other services provided to the Trust hereunder (including, by way of example and not limitation, transfer agency and shareholder service, custodial services, dividend disbursing services, portfolio and shareholder accounting, registration fees and legal expenses but not including (1) investment advisory fees paid to MAM pursuant to its separate Investment Advisory Agreement with the Trust, (2) transaction-related expenses including, but not limited to, brokerage commissions paid in connection with fund transactions, interest or fees in connection with fund indebtedness or taxes paid in connection with portfolio securities held, (3) distribution fees paid pursuant to sales loads disclosed in the Trust prospectus, services fees paid to the Trust’s distributor or distribution fees paid pursuant to any 12b-1 plan adopted by the Trust, (4) acquired fund fees, or (5) extraordinary expenses). Such fee shall be calculated daily, based on the ending daily net assets of the applicable series of the Trust. Such fee shall be payable monthly as of the last day of the month and shall be the sum of the daily fees calculated as one-three hundred sixty-fifth (1/365), except in leap years one-hundred sixty-sixth (1/366), of the annual fee. Such fee is set forth below determined according to the level of net assets of the applicable series of the Trust. This fee may not be raised without approval by the Trust. MAM may lower this fee at any time, which lower fee must be ratified by the Trustees. MAM may not raise the fees hereunder without approval by a majority of the Independent Trustees. Nothing herein prevents MAM from waiving any or all of this fee at any time. This fee will include payment for normal and reasonable expenses incidental to the Independent Expenses such as travel or "out-of-pocket" expenses not otherwise paid directly by the Trust as Independent Expenses.

Fund	Annual Fee In Basis Points	Fund	Annual Fee In Basis Points
Conservative Allocation	25	Large Cap Value	36
Moderate Allocation	25	Large Cap Growth	20
Aggressive Allocation	25	Mid Cap Value	20
Cash Reserves	15	Mid Cap Growth	40
Bond	15	Small Cap Value	25
High Income	20	Small Cap Growth	25
Diversified Income	20	International Stock	30
Equity Income Fund	15

(b) The compensation paid to MAM described in paragraph (a) above shall be reduced by any Independent Expenses (as defined above) paid directly by such series of the Trust for compensation to the Trust's independent Trustees and its independent registered public accountants with respect to that series.

5. Relationship to Investment Advisor. It is understood by the parties hereto that concurrently with the execution of this Agreement, the Trust has entered into an Investment Advisory Agreement with MAM, in its separate capacity as the investment advisor to the Trust (the "Advisor") pursuant to which the Advisor will provide management services to the Trust and administer its affairs. MAM has entered into this Agreement to perform certain services at its cost in consideration of the Trust's employment of it as the Advisor as aforesaid. If at any time the Advisor ceases to act as investment advisor to the Trust under terms substantially the same as those of the Investment Advisory Agreement or if at any time the Advisor ceases to be a subsidiary owned at least 50% (in terms of voting rights) under common control with MAM, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period MAM gives written notice to the Trust that it waives such termination. The Trust specifically acknowledges and accepts the relationship between and separate capacities of MAM hereunder and as the Advisor.

6. Limitation of MAM's Liability. Except as required by applicable federal securities law and regulation, MAM shall not be liable for any loss incurred in connection with any of its services hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority of discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.

7. Force Majeure. It is specifically agreed by the parties that if MAM is delayed in the performance of any of the services to be performed by it hereunder or prevented entirely or in part from performing such services due to causes or events beyond its control that are not reasonably foreseeable, then such delay or non-performance may either be excused and the reasonable time for performance thereby extended as necessary, or if such delay or non-performance continues for 30 days then the Trust may cancel this Agreement immediately thereafter or at any time prior to the cessation of delay or resumption of performance by MAM; but MAM shall not otherwise be liable for and the Trust shall otherwise hold it harmless from any such delay or non-performance. "Causes or events beyond control" shall include, without limitation, the following: Acts of God; interruption of power or other utility, transportation or communications services; malfunction of computer equipment; acts of civil or military authority; sabotage national emergencies, war, explosion, flood, accident, earthquake, fire, or other catastrophe; strike or other labor problem; shortage of suitable parts, material, labor or transportation; or present or future law, governmental order, rule, regulations or official policy.

8. Limitation of Trust's Liability. MAM acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Declaration of Trust. MAM agrees that the Trust's obligations hereunder in any case shall be limited to the Trust and to its assets and that MAM shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

9. Term of Agreement. This Agreement shall continue in effect for two years from the date of its execution; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or a majority vote of the outstanding securities of each series of the Trust's shares with respect to which it is to continue in effect, and in either case by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.

10. Termination by Notice. Notwithstanding any provision of this Agreement, it may be terminated at any time without penalty, by the Trustees of the Trust or, with respect to any series of the Trust's shares, by the vote of the majority of the outstanding voting securities of such series, or by MAM, upon thirty days written notice to the other party.

11. Termination upon Assignment. This Agreement may not be assigned by MAM and shall automatically terminate upon any such assignment; except that MAM may assign or transfer its interest herein to a wholly-owned subsidiary of MAM, or to another entity operated substantially under common control with MAM, provided MAM represents to the Trust in writing that substantial continuity of management, personnel and services previously available to the Trust will be maintained following such assignment or transfer and that the Trustees of the Trust (including a majority of the Trustees who are not interested persons of the Trust) accept such representation. Nothing herein shall limit the right of MAM to obtain goods and services from other persons as described in Section 2 above.

12. Assumption of Existing Services Agreements.  MAM and the Trust acknowledge that as of the date of this Agreement, the Trust has entered into a variety of agreements with third parties for services of the type to be provided or arranged to be provided by MAM hereunder.  MAM shall assume responsibility hereunder for continuing applicable payments under such agreements.  In providing the services hereunder, MAM may recommend that the Trust continue, terminate or modify such agreements, including recommending that the Trust assign its obligations under such agreements to MAM for future disposition in MAM’s discretion, subject to any applicable legal or regulatory requirements.  If the Board of Trustees approves such a recommendation in the specific instance, the Trust hereby delegates authority to its officers to take such actions as are necessary to effectuate such recommendation.

13. Use of Terms. The terms "affiliated person," "interested persons," "assignment," and "majority of the outstanding voting securities," as used herein, shall have the same meanings as in the Investment Company Act of 1940 and any applicable regulations thereunder.

In Witness Whereof, the parties have caused this Agreement to be signed in their behalf by their respective officers duly authorized as of the date first above written.

Madison Asset Management, LLC

By: (signature)
Katherine L. Frank, President

Members Mutual Funds

By: (signature)
Pamela M. Krill, General Counsel and Chief
Legal Officer